UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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HEXCEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2008

Dear Fellow Shareholder:

       By now you may have received proxy materials from OSS Capital (OSS), an activist hedge fund who is asking you to replace one third of your highly qualified independent Hexcel Board members with their hand-picked nominees. The Hexcel Board's Nominating and Governance Committee has met with each of the OSS nominees and, after a thorough and thoughtful review process has concluded that collectively they do not have the appropriate experience to provide the balance of skills needed by the Board for effective governance and oversight. Nevertheless, the Committee offered to add one of the OSS candidates to the existing Board, but instead, OSS summarily rejected the offer and chose to launch a proxy fight to replace three of your best aerospace directors with candidates who have less relevant automotive and service industry expertise.

       In recent years, Hexcel has improved its financial performance through good times and bad and delivered excellent shareholder returns, and we compare favorably with our peers on both a total company as well as a product by product basis. In addition, Hexcel has a strong, engaged, well balanced and independent Board of Directors with an impressive track record for corporate governance. Hexcel's directors have taken an active role in tracking performance, setting strategic direction and providing oversight of your company with a combined three year meeting attendance record of 97.5%.

HEXCEL IS COMMITTED TO ENHANCING SHAREHOLDER VALUE

       Hexcel has been executing on a long-term strategic plan that is designed to deliver shareholder value for years to come, while simultaneously delivering short-term performance. Over the last five years, sales per employee have improved by 55%, net debt has been reduced by 45%, operating income (GAAP) has increased an average of 25% per year, and Hexcel's share price has increased well over 500%. This is hardly "underwhelming" performance, as OSS suggests in their proxy materials.

       More importantly, because we increased our rate of investment in research, new product development and process improvement, Hexcel is now well positioned to lead in the dramatic shift to advanced composites in aerospace and wind energy. We have sold unrelated businesses and reorganized into a leaner organization focused on fast growing markets that demand high performance composites materials—a strategy which gives us a clear path for consistent growth.

HEXCEL HAS A STRONG, INDEPENDENT BOARD WITH HIGHLY
RELEVANT EXPERIENCE

       Hexcel's Board is independent, diverse and open-minded, with members who possess a wide range of important operational, technical, financial and global industry expertise—areas that have been, and will continue to be, critical to Hexcel's success.

       Collectively, the directors proposed by Hexcel have:

•
Extensive expertise, knowledge, and relationships in the aerospace industry, the market that accounts for 75% of Hexcel's sales. (OSS's candidates have no apparent aerospace experience)

•
Experience in corporate governance, S.E.C. regulations, and other crucial public Board of Director requirements. (only one of OSS's candidates has served on the board of a public company)

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Held operational leadership roles in industrial products and manufacturing, and/or run large complex global organizations. Five have either lived in countries outside the U.S. or worked for foreign-owned companies, and all directors have worked for companies with global businesses.

       We believe it is important to highlight the fact that the specific directors being opposed in this election possess very valuable skills and the experience necessary to continue to lead your company:

•
Joel S. Beckman, a lawyer by training, offers critical knowledge of finance and investment to our Board, as well as 20 years of aerospace experience. Mr. Beckman is currently a Managing Partner of Greenbriar Equity Group LLC, a private equity firm focused entirely on transportation markets. Previously he was a Managing Director and Partner at Goldman, Sachs & Co. and led their transportation practice with extensive dealings in the aerospace sector (giving companies precisely the "independent investment bank advice" OSS has repeatedly called for). Mr. Beckman has served on our Board since 2003, been a member of both the Audit and Compensation Committees, and was particularly helpful in the development and execution of our portfolio realignment strategy to enhance shareholder value.

•
Lynn Brubaker is a highly qualified member of our Board who possesses valuable operational experience from her long aerospace career. Now an industry consultant, Ms. Brubaker worked in aerospace corporations for more than 25 years, serving in a variety of capacities, including executive, operations, sales, marketing, and customer support. Her job history spans the entire supply chain, from end user (Republic Airlines), to aircraft manufacturer (McDonald Douglas), to equipment supplier (Honeywell). Ms. Brubaker has served on our Board since 2005 and is four credits from ISS accredited "Professional Director" status. She has taken a lead role in reviewing our sales and marketing strategies, surveying customer satisfaction, and working to improve the Board's corporate governance focus. Last month Hexcel's governance index ranked third in the Russell 3000.

•
David C. Hurley has extensive experience and relationships in the aerospace sector and is currently Vice Chairman of PrivatAir, a corporate aviation company based in Geneva, Switzerland. He holds an Airline Transport Pilots License and FAA Check Airman Authority and has numerous business jet aircraft type ratings. Mr. Hurley holds a "Secret" clearance with the U.S. Government, is an ISS accredited "Professional Director" and has served on our Board and its Audit Committee since November 2005. As PrivatAir buys a wide range of aircraft, Mr. Hurley is a "customer of our customers," and is especially helpful in assisting with high level aerospace business relationships in both Europe and the U.S.

       Despite the proven contributions these directors have made to your company's success, OSS suggests that displacing them with their candidates will somehow "protect your investment" in Hexcel. Only one of the OSS candidates has public board experience, principally in health care and service industries. None appears to have experience in the aerospace or renewable energy markets. Their candidates' experience in low margin commodity markets such as automotive does not necessarily qualify them for the high growth, capital and technology intensive, chemical process industry that is today's Hexcel.

VOTE THE GOLD CARD TO ELECT YOUR HEXCEL NOMINEES

       Your vote is important. We recommend that Hexcel shareholders vote "FOR" Hexcel's slate of highly-qualified directors. We are dedicated to continuing to make Hexcel a strong, competitive and well-managed company, and have the right balance of expertise to serve our customers, employees and you, our shareholders. We are proud of the returns we have provided to shareholders and our goal is to continue to create shareholder value. We have carefully evaluated the OSS slate and we do not believe that OSS is acting in your best interests. Even if you have previously returned a white card to OSS, we urge you to vote on the GOLD card for our Directors at the upcoming annual meeting.

       Thank you for your continued support.

Sincerely yours, on behalf of the Board of Directors,

David E. Berges
Chairman of the Board and Chief Executive Officer

If you have any questions, or would like assistance
in voting your GOLD proxy card

Please Contact:

MORROW
 MORROW & CO., LLC
470 West Avenue
Stamford, CT 06902
(203) 658-9400

Call Toll Free: (800) 607-0088

Additional Information

        There was an inadvertent error in the "Stockholder Proposals" section of the proxy statement with respect to the dates by which stockholders must submit proposals or nominations for the 2009 Annual Meeting of Stockholders. Any nominations by stockholders for the election of directors or stockholder proposals made either under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or outside of Rule 14a-8 must be submitted in writing not later than November 26, 2008 to the Corporate Secretary at Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901-3238. In order for a stockholder proposal to be considered "timely" for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than November 26, 2008.

        In addition, subsequent to the mailing of the proxy statement, it came to Hexcel's attention that Wayne C. Pensky, Hexcel's Senior Vice President and Chief Financial Officer, owns an additional 2,396 shares of Hexcel common stock through Hexcel's 401(k) plan, which shares were acquired prior to Mr. Pensky's promotion to CFO. These shares were inadvertently omitted from the ownership table in the proxy statement and from the Section 16(a) ownership reports filed to date by Mr. Pensky.